Exhibit 10.01

November 14, 2005

Addendum to Employment Agreement

Subramanian Sundaresh

Dear Sundi:

On behalf of the Board of Directors, I am pleased to offer you the position of President and Chief Executive Officer effective November 14, 2005.  You will also join Adaptec’s Board of Directors.

Over the past six months you demonstrated much leadership and we are very confident that you will successfully fulfill all expectations and requirements of the role.  Your new base rate of pay will be $400,000 per year and your Adaptec Incentive Plan (AIP) will be targeted at 85%.

Please sign this letter, indicating acceptance of your promotion.  I wish you continued success in your career at Adaptec.

Sincerely,

/s/ Shirley Olerich

Shirley Olerich
Vice President of Human Resources

Accepted:	/s/ Subramanian Sundaresh	11/14/05
	Employee Signature	Date

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